Exhibit 99.1

Chairman’s Letter to Shareholders

January 10, 2010

Dear Shareholder

I am delighted to report that your company is in the best financial condition it has ever been in.

Copies of our recent quarterly and annual reports accompany this letter.  They show that for the year ended June 30, 2010, we reported a Net Income of $1,274,439, largely generated by our sodium bicarbonate business.  For the quarter ended September 2010, we reported a Net Income of $957,952.  During the last year we have added to the security of our water rights and we have been selected by the Bureau of Land Management (BLM) to advance our application for an Oil Shale Research, Development and Demonstration Lease.  These are all landmark events for us and are the result of the dedicated efforts of our valued management team and the long standing support of you, our much valued shareholders.

It is also a time of transition for us.  We now have a new name, Natural Resources USA Corporation, which reflects our mission - to identify and develop natural resource assets.  We now also trade under a new stock symbol: NTRC.OB.

Our company is now almost completely debt free.  As result of the capital restructuring we completed with Sentient on June 30, 2010, Sentient now owns 94.8% of the issued capital.  Sentient has supported us since 2002 and now has its investment in equity, rather than debt, thereby sharing the risks and opportunities together with our other shareholders.

Further, we expect to welcome some new additions to our Board of Directors and say goodbye to some old friends and supporters as directors.  Some of our very longest supporters, Bob Woolard and Jim Riley, supported the company through the hard times and will always be valued by us.  Robert van Mourik, who along with me is a founder of the company, will retire from the board after 23 years of valued service but will continue as CFO and Secretary.  Michel Mariner, who was only on the board for a brief time but during that time provided us his excellent input, will also retire. We look forward to welcoming our new nominees, Leigh Hall, a distinguished investment professional, Wayne Richardson, a very experienced management executive, and Alan You Lee who will bring his longstanding financial expertise to our assistance.

We have changed our financial year end to December 31 so we will be submitting a transition report on Form 10K for the six months ended December 31, 2010 in March, 2011.

We approach 2011 with positive expectations.  The market for sodium bicarbonate continues to be strong and we believe that our low production cost will continue to place us in a strong competitive position.  For the calendar year 2010 we produced 121,426 tons and shipped 123,849 tons.  These are both records for us.  We are currently installing a new boiler which we expect will increase our production capacity while we are also planning a further major increase in our plant capacity and to enter new market segments.

We continue to believe that our very large unused water assets have significant and increasing value and we continue making plans for their appropriate utilization.

We are excited to have been selected by the BLM to advance our application for an Oil Shale R, D&D lease.  Before the lease is issued we will be required to define our research plans and determine its environmental impacts.  During this process we will continue to undertake process research with Monash University in Australia and with our team of advisors.  We do not know how long this process may take to complete.  There is renewed interest in oil shale and we hope to be a participant in determining its future utility.  While we are pleased to report this progress, oil shale development is by no means certain and not expected in the short term.

In July, 2010 we appointed, with my strong support, Brad Bunnett to the position of President and Chief Operating Officer of the company.  He has been with us now for six years and, along with Bob Warneke, has produced demonstrable success with our sodium bicarbonate business. Tim Buchanan who directs our water business is a highly valued contributor to our asset development.  Along with Robert van Mourik and me, these talented and dedicated people provide the core of our management team.  Our employees provide us with a stable and highly competent base and we thank them for their continuing contribution. However, without our customers and our shareholders none of our success would have been possible.  We value all greatly and we thank you.

We hope that some of you will join us at our annual shareholders’ meeting at the Doubletree Hotel, 9599 Skokie Boulevard, Skokie, Illinois, on February 9, 2011 at 10:00 a.m. Central Time.

Sincerely

/s/  Bill H. Gunn
Bill H. Gunn
Chairman & CEO